Exhibit 99.2

BALLANTYNE STRONG, INC., #4646495

Ballantyne Strong Third Quarter 2013 Earnings Conference Call

November 11, 2013, 11:00 AM CT

Chairperson: Tricia Ross

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the Ballantyne Strong third quarter 2013 earnings conference call. During today's presentation, all parties will be in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. Also, if you're using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, November 11, 2013.

I would now like to turn the conference over to Tricia Ross of Financial Profiles. Please go ahead.

Tricia Ross:

Thank you. Good morning, everyone, and welcome to today's third quarter 2013 earnings call. Today's call and webcast may contain forward-looking statements related to the company's future operating results. Except for the historical information, it may include forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations and results, customer demand for the company's products, the development of new technology for alternate means of motion picture presentation, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the company's Securities and Exchange Commission filings. Actual results may differ materially from management's expectations.

Joining us today from management are President and CEO Gary Cavey and CFO Mary Carstens. At this time I would like to turn the call over to Gary. Gary?

Gary Cavey:

Thank you, Tricia. Good morning, everybody. Thanks for joining us. Earlier today Ballantyne reported the results for the 2013 third quarter. The results were largely consistent with our expectations and reflect the subdued capital spending environment that we are seeing both domestically and internationally. Most notably, we continue to see a decline in the sales of theater equipment. However, as an offset, we continue to see positive momentum in our cinema screen business and higher gross margins as our overall revenue mix becomes more favorable.

As a result, on a year over year basis, despite a drop in net revenues, we posted slightly better bottom line results, which were just about breakeven for the 2013 third quarter. Of course, the most significant recent development was the acquisition of Convergent Media Systems, a leader in digital signage and content creation and distribution systems. As we indicated on our conference call last month, this acquisition accelerates our transition into an end to end solutions provider and significantly enhances our growth profile. We will now be able to capitalize on growing demand for digital signage and enterprise video solutions and we expect to continue growing the percentage of revenue coming from reoccurring managed services contract going forward.

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With the acquisition of Convergent, we believe we've entered an industry that is extremely well positioned to benefit from dramatic shifts in advertising spend. The overall advertising market in North America is $185 billion annually and the digital advertising segment is accounting for a rapidly growing share of that market.

According to a recent report from eMarketer, a leading authority on the digital marketing industry, the digital add segment is projected to grow from approximately 25% of the North American advertising market in 2013 to more than 31% in 2017. Most of this shift in advertising spend comes from the print, radio and directories segments.

The digital out of home, DOOH, segment is a relatively small component of the overall digital add market, but this is experiencing strong growth. This segment is projected to go from approximately $4 billion in 2013 to more than $7 billion in 2017 according to PQ Media, a leading research firm focused on the DOOH industry.

More specifically, our addressable segment consists of the infrastructure component of the DOOH industry, which includes hardware, software, content management, installation and project management, content creation and NOC services. The infrastructure component is projected to grow from $1.4 billion in 2013 to $2.6 billion in 2017.

The DOOH industry is still in its infancy and is highly fragmented, with companies spreading their digital advertising budgets across multiple vendors. As a larger player, we believe Ballantyne has an opportunity to become a clear leader in the industry with unmatched scale and capabilities that can be effectively leveraged to win new client relationships.

Since announcing the acquisition, members of the Ballantyne team have spent a great deal of time down in the Atlanta area immersing ourselves in the convergent business, initiating our integration plans and developing our strategies to strengthen its business development capabilities. We continue to be very excited about the potential for this business and the talented group of people that are now part of the company. As we ramp up our sales and marketing efforts, we expect the convergent business to be a strong vehicle for driving profitable growth in the years ahead.

In addition to Convergent, we also made a small acquisition to strengthen our cinema screen business. We acquired a business called Peintures Elite, which is a provider of unique screen coatings and paint for high-end screens. We have a longstanding relationship with Peintures Elite and have collaborated with them to design many of our innovative cinema screens. We are seeing strong growth in the cinema screen business with revenue increasing 23% year over year in the third quarter. So it's made a good business sense to secure ownership of the formulations and related coatings used in this business.

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The latest development from Peintures Elite is the HI-GAIN coating technology, which we have integrated into our new premium HGA screen that we just introduced. The premium HGA screens set a new standard for brightness and wide viewing angles in large format screens. The new screen format provides a brighter and more uniform illumination on the screen and creating a substantially better viewing experience for the audience. We have conducted a number of beta tests of the new screen at different sites, including Carmike Cinemas and have received very positive feedback, so we are optimistic that this latest innovation will result in further growth in this business.

Within the broader cinema market, we continue to be optimistic about our ability to develop additional relationships for digital signage and our managed services business. Based on our market research, approximately 10,000 screens in North America have contracts with their existing managed services provider expiring within the next 12 months. We have made significant investments to enhance the reporting tools in our network operations center, specific to the cinema industry in order to improve our ability to win these contracts as they come up for bid. This is a very important initiative for the company and we are being very aggressive in pursuing this business.

From an overall standpoint, we are excited about our outlook for 2014. We're in the process of introducing a number of new products and services in each of our businesses that we believe will be well received in the marketplace. As a general policy, I don't like to get into the specifics until we actually have customers signed up, but our team has done a good job of developing new growth opportunities and we feel that they will consistently demonstrate more progress on our strategic goal to create a more diversified revenue mix with more contributions from higher margin products and managed services.

We continue to look for additional opportunities in the high growth industries and move forward in our M&A strategy as an end to end solutions provider. The Convergent and Peintures Elite business were a good start. We have a very leverage-able platform that we can support entering into a number of industries and create new catalysts for growth in the future.

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With that, let me turn over the call to Mary for additional color on the company's Q3 results and our capital structure. Mary?

Mary Carstens:

Thanks, Gary and good morning, everyone. Our net revenues in the third quarter in 2013 were $18.9 million compared to $39.3 million in the same period of last year when the digital equipment transition was still at peak level. The expected decline in theater equipment sales was partially offset by the year over year increases in cinema screen sales. We shipped a total of 170 digital projection systems worldwide in the third quarter versus 490 units in the 2012 third quarter. The decline is primarily occurring in North America, where our information indicates that more than 90% of the domestic screens have completed their transition to digital technology.

While Asia continues to be a very challenging competitive environment, unit sales increased on both a year over year and sequential quarter basis. As Gary indicated, Ballantyne's cinema screen business generated $3.7 million in sales, an increase of 23% from $3 million a year ago. The growth is coming from both North America and international exhibitors that are upgrading their theaters.

Turning to managed service business, third quarter 2013 revenue came in at $2.7 million versus $4.3 million in the third quarter of 2012. Year over year comparisons for this business are difficult as we benefited last year from non reoccurring project revenue related to digital deployment. However, we continue to see positive trends in the level of revenue generated from demand services, reoccurring annual maintenance, and NOC contracts within the managed service business.

Following the completion of the World Trade Center LED beacon project, in the second quarter revenue in our specialty lighting business declined to $500,000 in the third quarter. We expect revenue to be somewhat lumpy in this business as we pursue additional assignments in high profile architectural projects.

Gross profit was $3.3 million, representing 17.7% of net revenues. This was well above our gross margin of 9.5% that we recorded in the prior year. Increase in gross margin reflects our higher margin screen and managed services businesses, accounting for a higher percentage of the overall net revenues.

Selling and administrative expenses were $3.4 million, down from $3.7 million in the prior year. Our third quarter 2013 expenses include approximately $200,000 in costs related to our acquisition activities. On a year over year basis, the decline in expenses was primarily attributable to lower spending in trade shows and consultants.

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Looking ahead to the fourth quarter, we expect to incur costs attributable to integration and reorganization actions associated with the acquisition and other strategic initiatives. We are unsure of the range of these costs as we continue to refine our integration and reorganization efforts. A portion of the restructuring costs will be related to the consolidation of our lighting manufacturing and warehousing operations into convergence facilities in the Atlanta area and other redundant activities, which we expect to enhance our overall efficiencies.

Net earnings the third quarter were $46,000 or breakeven on an earnings per share basis versus the net loss of $268,000 or $0.02 per share in the year ago quarter. Ballantyne's cash and cash equivalents balance at quarter end were $26.3 million compared to $45.1 million at June 30th. The decline in cash reflects our recent acquisition activity. We continue to have good liquidity and full access to our $20 million facility.

And finally, on a year to date basis, we continue to be in a positive cash flow position, having generated $5.8 million in cash flow from operations through September 30th.

At this point, Gary and I are ready to answer your questions. Operator, please open the line.

Operator:

Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you'd like to withdraw your question, please press the star followed by the two. And if using speaker equipment, you'll need to lift the handset before making your selection. First question is from the line of Eric Wold with B. Riley. Please go ahead.

Eric Wold:

Thank you, good morning. A couple of questions. One, on the small acquisition of the Peintures Elite, is that more of a technology buy? Were they generating revenues? Or is this something that will -- were they a cost center for you before that you now save those expenses on the screen division?

Gary Cavey:	It's a focus on technology, which is really critical for our success and coming up with continued improved screen performance, Eric.

Eric Wold:

Okay. And then make sure I understand on kind of the restructuring charges you talked about, is that focused solely on, make sure I heard, on the acquisition of Convergent and making the changes there? Or is this actually -- will there be some restructuring charges involved with kind of the digital projectors of like kind of the legacy business?

Mary Carstens:	Yes, it primarily was pulling both Convergent and BTN together.

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Eric Wold:

Okay. But in terms of the legacy business, I mean obviously with 90% of the screens here in the US done, that business slowing down, in your opinion, how much longer does that business remain viable to the operated value versus a sole focus on the services side?

Mary Carstens:

Well, actually we think -- we believe that the business will continue. I mean there's going to always be replacements of projectors. We've been downsizing that business for some time and we're at the point that we've kind of reached kind of parity. So I think we're in good shape with the cinema side of the business. Does that answer your question?

Eric Wold:	Yes, that is good. Thank you, guys.

Gary Cavey:	Thank you, Eric.

Operator:	Thank you. Our next question is from the line of Tristan Thomas. Please go ahead.

Tristan Thomas:	Quick questions. I know last quarter you mentioned that your service business was a trial for a retailer. I mean do you have any new news on that front or any other new business for your NOC?

Gary Cavey:	We have a number of clients that are in the test mode with us right now. And that's about all we can say right now, but it's progressing very nicely.

Tristan Thomas:

Okay, sounds good. And then I was also just wondering in terms of Convergent's clients, I mean any comments on the possible retention rate of how many of them are going to stick with you after the acquisition? Or are you not --?

Gary Cavey:	We don't see anybody departing us because of the acquisition. I've met with -- myself personally with some key clients and we've had nothing but positive responses.

Tristan Thomas:	Okay, good. And then one more thing. When you're consolidating an ETN to Convergent are you shifting basically everything now to Georgia? Or what -- is it staying where it currently is?

Gary Cavey:	No, we're consolidating our warehousing and our distribution facilities as well as our manufacturing for lighting.

Tristan Thomas:	Okay, got you. I must have mis-heard that. Thanks.

Gary Cavey:	Thank you.

Operator:	At this time I'd like to turn to call back over to management for closing remarks.

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Gary Cavey:	Well, thank you very much for joining us on the call today. We're looking forward to speaking with you again the next quarter. Have a great day.

Operator:

Ladies and gentlemen, that does conclude our conference for today. We'd like to thank you for your participation. If you would like to listen to a replay of today's conference, please dial 303-590-3030 or 800-406-7325 and enter the access code 4646495. We'd like to thank you again for your participation and you may now disconnect.

END

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